                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                     E.I. DU PONT DE NEMOURS AND COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                      E.I. DU PONT DE NEMOURS AND COMPANY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                      [LETTERHEAD OF DUPONT APPEARS HERE]


Annual Meeting--April 30, 1997




March 21, 1997


Dear Stockholder:

You are invited to attend the Company's 1997 Annual Meeting on Wednesday, April 30, 1997, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

To obtain a ticket, please check the appropriate box on the enclosed proxy. Please include information on any accommodation you may need because of a disability. Because seating capacity is limited, we suggest that you arrive as close as possible to 9:30 a.m., when The Playhouse opens.

If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed proxy and returning it in the postage-paid envelope.

The Annual Meeting gives us an opportunity to review results and discuss the steps the Company is taking to assure a strong performance in the future. Your interest in the Company is much appreciated, and I hope you will be able to join us as we talk about these matters on April 30.

Sincerely,


/s/ Edgar S. Woolard, Jr.

Edgar S. Woolard, Jr.

                                           [LOGO OF RECYCLED PAPER APPEARS HERE]

                                                                  March 21, 1997

To the Holders of Common Stock of
  E. I. du Pont de Nemours and Company



                           NOTICE OF ANNUAL MEETING



     The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, April 30, 1997, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, ratification of independent accountants, management proposals on Charter amendment to effect two-for-one Common Stock split and on Variable Compensation Plan amendment, stockholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

     Holders of record of DuPont Common Stock at the close of business on March 7, 1997, are entitled to vote at the meeting.

     This notice and the accompanying proxy material are sent to you by order of the Board of Directors.



                                                    Louise B. Lancaster
                                                         Secretary



IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                PROXY STATEMENT


                                                                  March 21, 1997

     The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 30, 1997.

     The record date with respect to this solicitation is March 7, 1997. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had xxx,xxx,xxx shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement, except Proposal Number 3 which requires a favorable vote of a majority of the shares of common stock outstanding. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

     The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Conoco Thrift Plan, the Investment Plan for Salaried Employees of Consolidation Coal Company and the Conoco Employee Stock Ownership Plan. If proxies representing shares in the employee savings plans listed above are not returned, those shares will be voted at the discretion of a trustee. Shares in the Conoco Employee Stock Ownership Plan cannot be voted unless the proxy is signed and returned.

     The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1996, and this Proxy Statement were distributed together beginning March 21, 1997.

                              General Information

Proxy Statement Proposals. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 1998 Annual Meeting Proxy Statement must be received by the Company no later than November 21, 1997.

Stockholder Nominations for Election of Directors. The Corporate Governance Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Corporate Governance Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

Proxy Committee. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxy cards also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Proxy Solicitation. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $13,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally or by mail, telephone or facsimile transmission. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                             The Board of Directors

Operation and Meetings. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the Audit, Compensation, Corporate Governance, Environmental Policy and Strategic Direction Committees and the Office of the Chief Executive. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

     In 1996 six regular meetings and one special meeting of the Board of Directors were held. All current directors attended 75% or more of the total Board and committee meetings held in 1996, and attendance averaged 95%. Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and members of management relative to matters of mutual interest and concern to the Company.

Retirement Policy. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

Compensation. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees.
E. S. Woolard, Jr., who retired as an employee of the Company and remains Chairman of the Board and Chairman of the Strategic Direction Committee, receives $300,000 per year. All other nonemployee directors receive an annual retainer fee of $35,000 for service on the Board, and a fee of $1,000 per meeting for attending special meetings of the Board and stockholder meetings held on a day when the Board does not meet. Nonemployee directors receive annual compensation for committee service as follows: (a) committee chairmen receive $15,000, (b) members of the Strategic Direction Committee receive $9,000 and
(c) members of the other Board committees receive $6,000. Nonemployee directors, other than the Chairman, also receive an annual grant of 200 shares of DuPont Common Stock. The Chairman received a grant in January 1996 of a nonqualified stock option for 100,000 shares of DuPont Common Stock. In 1996, A. F. Brimmer provided economic advice to the Board and W. K. Reilly attended a business meeting in Japan for fees of $40,000 and $8,000 respectively.

     Under the terms of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year or until ceasing to be a director of the Company. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. For 1997, six directors have elected to defer payment of directors' fees or the annual stock grant. Nonemployee directors are also eligible to participate in a retirement income plan if on the date of retirement from the Board they have served on the Board for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation and annual stock grants) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

     The Directors' Charitable Gift Plan was established to improve the competitiveness of the compensation and benefits package for Board members. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may participate in the Plan provided they bear their allocable cost. The Company also maintains accidental death, dismemberment and disability insurance on nonemployee directors in the amount of $300,000.

Office of the Chief Executive. The Office of the Chief Executive has responsibility for the overall direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All five members are employees and two are directors. Its members include the President and Chief Executive Officer, three Executive Vice Presidents and the Senior Vice President-DuPont Finance. The Office of the Chief Executive works in close coordination with the executive officers of the Company who constitute the Operating Group. Together, the Office of the Chief Executive and the Operating Group have broad corporate responsibility for such areas as research and development, marketing, manufacturing, global effectiveness and valuing people.

Strategic Direction Committee. The Strategic Direction Committee, which consists of five directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee also reviews major trends in technology and their anticipated impact on the Company. The Strategic Direction Committee also had responsibility for recommending to the Board nominees for election as directors at the annual meeting or between annual meetings. During 1996, the Strategic Direction Committee held three meetings.

Environmental Policy Committee. The Environmental Policy Committee is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's leadership role in corporate environmentalism. The Environmental Policy Committee, which consists of five directors, held three meetings in 1996.

Audit Committee. The Audit Committee, which consists of four directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal controls. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary or affiliated company. During 1996, the Audit Committee held three meetings.

Compensation Committee. The Compensation Committee, which consists of four directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation, including salaries as well as variable compensation and stock options, for the employee directors. The Compensation Committee also administers grants under the Company's compensation plans. During 1996, the Compensation Committee held four meetings.

Corporate Governance Committee. In January 1997 the Board established a Corporate Governance Committee which consists of three directors. The Committee is responsible for recommending to the Board nominees for election as directors, including nominees for election as directors at the annual meeting, formerly a responsibility of the Strategic Direction Committee. The Committee also has responsibility for reviewing and making recommendations to the Board related to matters on corporate governance such as the practices, policies and procedures affecting directors and the Board's operations and effectiveness. No members of the Committee may be an officer or employee of the Company or its subsidiaries.

Other Information. In August 1995 a purported stockholder derivative action was brought in the U.S. District Court in Columbus, Georgia, by one individual on behalf of the Company against the then current and certain former directors (including all nominees except A. W. Dunham, L. D. Juliber and G. Watanabe). The civil suit, which seeks unspecified damages and other relief, alleges a breach of fiduciary duty related to the Company's response to a ruling by that court imposing a conditional fine of about $115 million on the Company in connection with its conduct of certain Benlate(R) 50 DF fungicide litigation. That fine has been vacated by the Eleventh Circuit Court of Appeals. The derivative action has been stayed pending resolution of any further review regarding the fine.

                            1--ELECTION OF DIRECTORS

     The 13 nominees for election as directors are identified on pages x through
x. All nominees are now members of the Board of Directors. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

     The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships, and age as of the date of the 1997 Annual Meeting.


[PHOTO OF     PERCY N. BARNEVIK
PERCY N.
BARNEVIK      Director since 1991       Chairman, Corporate Governance Committee
APPEARS       Age 56                   and Member, Strategic Direction Committee
HERE]
              Mr. Barnevik is Chairman and former chief executive officer of ABB
              Asea Brown Boveri Ltd., headquartered in Zurich, Switzerland, a company serving electric power generation, transmission and distribution customers as well as industrial, environmental control and mass transit markets. In addition to ABB Asea Brown
              Boveri Ltd., he is also a director of General Motors Corporation and Investor AB and non-executive chairman of the boards of Sandvik AB and Skanska AB.

[PHOTO OF     ANDREW F. BRIMMER
ANDREW F.
BRIMMER       Director since 1974                  Chairman, Audit Committee and
APPEARS       Age 70                             Member, Strategic Direction and
HERE]                                            Corporate Governance Committees

              Dr. Brimmer is President and a director of Brimmer & Company, Inc., a Washington, D.C.-based economic and financial consulting firm. He serves as Chairman, District of Columbia Financial Responsibility and Management Assistance Authority. He was a visiting professor at the Harvard Business School and a member of the Board of Governors of the Federal Reserve System. Dr. Brimmer is a director of Airborne Freight Corporation, BankAmerica Corporation, BlackRock Investment Income Trust, CarrAmerica Corporation, Gannett Company, Inc., Navistar International Corporation and PHH Corporation. He serves as chairman of the Board of Trustees of Tuskegee University and is a member of the Council on Foreign Relations.


[PHOTO OF     LOUISA C. DUEMLING
LOUISA C.
DUEMLING      Director since 1982                          Member, Environmental
APPEARS       Age 61                                            Policy Committee
HERE]
              Mrs. Duemling is a member of the board of governors of the Nature
              Conservancy and  the board of trustees of the Chesapeake Bay
              Foundation.


[PHOTO OF     ARCHIE W. DUNHAM
ARCHIE W.
DUNHAM        Director since 1996                          Member, Environmental
APPEARS       Age 58                                            Policy Committee
HERE]
              An Executive Vice President, Mr. Dunham is also President and
              Chief Executive Officer of Conoco. He is a former senior vice president-DuPont, executive vice president-exploration production of Conoco and senior vice president of DuPont Polymers and DuPont
              Chemicals and Pigments. He is a director of Louisiana Pacific
              Corporation, the American Petroleum Institute, the National
              Petroleum Council, the U.S.-Russia Business Council and the
              Greater Houston Partnership and a director and vice chairman of the United States Energy Association. Mr. Dunham also serves on the board of trustees of the Memorial Hospital System in Houston, the Houston Grand Opera, Houston Symphony and George Bush
              Presidential Library.


[PHOTO OF     EDWARD B. du PONT
EDWARD B.
du PONT       Director since 1978                        Member, Audit Committee
APPEARS       Age 63
HERE]
              Mr. du Pont is former chairman of Atlantic Aviation Corporation, the principal business of which is the charter, completion, storage, operation and maintenance of aircraft. He is a former vice president of Wilmington Trust Company. He serves as a director of Atlantic Aviation Corporation and Wilmington Trust
              Corporation, treasurer and a director of the Medical Center of Delaware, president and a trustee of Eleutherian Mills-Hagley
              Foundation, and vice president and a trustee of Longwood
              Foundation, Inc.

[PHOTO OF     CHARLES M. HARPER
CHARLES M.
HARPER        Director since 1992               Chairman, Compensation Committee
APPEARS       Age 69                         and Member, Strategic Direction and
HERE]                                            Corporate Governance Committees

              Mr. Harper is former chairman and chief executive officer of RJR Nabisco Holdings, Corp., a food and tobacco company. He is a director and former chairman and chief executive officer of ConAgra, Inc., and a director of Norwest Corporation, Peter Kiewit Sons', Inc., and Valmont Industries Inc.


[PHOTO OF     LOIS D. JULIBER
LOIS D.
JULIBER       Director since 1995                              Member, Audit and
APPEARS       Age 48                                     Compensation Committees
HERE]
              Ms. Juliber is Executive Vice President and Chief of Operations,
              Developed Markets, Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. She formerly served as president, Colgate-Palmolive
              North America, chief technological officer of Colgate-Palmolive and president of that company's Far East/Canada businesses.
              Ms. Juliber is a member of the board of trustees of Wellesley
              College.


[PHOTO OF     JOHN A. KROL
JOHN A.
KROL APPEARS  Director since 1992                Member, Strategic Direction and
HERE]         Age 60                             Environmental Policy Committees

              President and Chief Executive Officer, Mr. Krol is a former vice chairman and senior vice president of DuPont Fibers and DuPont Agricultural Products. He is a director of J. P. Morgan & Co. Inc. and Mead Corporation, a member of the Business Roundtable and The Business Council, and serves on the boards of the National Association of Manufacturers and the Delaware Art Museum. Mr. Krol is also a trustee of Eleutherian Mills-Hagley Foundation, Tufts University, the University of Delaware and the United States Council for International Business.


[PHOTO OF     WILLIAM K. REILLY
WILLIAM K.
REILLY        Director since 1993                        Chairman, Environmental
APPEARS       Age 57                                            Policy Committee
HERE]
              Mr. Reilly is Chief Executive Officer of Aqua International
              Partners, which finances water supply and wastewater treatment in developing countries. He formerly served as administrator of the United States Environmental Protection Agency, the Payne visiting professor at the Institute for International Studies at Stanford
              University and president of World Wildlife Fund and The
              Conservation Foundation. Mr. Reilly is a director of Allied Waste
              Industries, Inc., Catalytic Combustion Systems and Evergreen
              Holdings, Inc., and a trustee of The National Geographic Society and World Wildlife Fund. He also serves on the boards of The Yale
              Corporation, the American Farmland Trust, Clean Sites, Inc., and the German Marshall Fund of the United States.

[PHOTO OF     H. RODNEY SHARP, III
H. RODNEY
SHARP, III    Director since 1981                              Member, Audit and
APPEARS       Age 61                                     Compensation Committees
HERE]
              Mr. Sharp served as manager of Computer Systems of DuPont
              Information Systems. He is president of the Board of Trustees of Longwood Foundation, Inc., and serves as a trustee of St.
              Augustine's College (Raleigh, North Carolina). Mr. Sharp is also a director of the Medical Center of Delaware Foundation, Community
              Housing, Inc., Planned Parenthood of Delaware, and the YMCA of
              Delaware.


[PHOTO OF     CHARLES M. VEST
CHARLES M.
VEST APPEARS  Director since 1993               Member, Environmental Policy and
HERE]         Age 55                                     Compensation Committees

              Mr. Vest is President of the Massachusetts Institute of Technology. He is a former provost and vice president of Academic Affairs and dean of Engineering of the University of Michigan. Mr. Vest is a director of International Business Machines Corporation, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of the Woods Hole Oceanographic Institution and a trustee of Wellesley College.


[PHOTO OF     GORO WATANABE
GORO
WATANABE      Director since September 1996
APPEARS       Age 62
HERE]
              Mr. Watanabe is an Executive Vice President of Mitsui & Co., Ltd., an international trading company headquartered in Tokyo, Japan. He formerly served as senior executive managing director and president and chief executive officer of Mitsui & Co. (U.S.A.).


[PHOTO OF     EDGAR S. WOOLARD, JR.
EDGAR S.
WOOLARD, JR.  Director since 1983                            Chairman, Strategic
APPEARS       Age 63                                         Direction Committee
HERE]
              Chairman of the Board, Mr. Woolard served as chief executive officer, president and chief operating officer, vice chairman and executive vice president. He is a director of Apple Computer, Inc., and Citicorp and a member of The Business Council. He also serves as a trustee of the Medical Center of Delaware, Protestant
              Episcopal Theological Seminary and the Winterthur Museum and
              Gardens.

                      Beneficial Ownership of Securities

Principal Stockholders. As of December 31, 1996, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 56,610,566 shares of the Company's Common Stock, or 9.8% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts and include 15,495,795 shares held in the DuPont Flexitrust, a trust created by the Company to satisfy obligations of the Company under various employee benefit and compensation plans.

Directors and Executive Officers. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page xx and for all directors and executive officers as a group as of December 31, 1996. Also included are shares of DuPont Common Stock granted in 1997 under the Variable Compensation Plan and those acquired by exercise of stock options by February 21, 1997 (with a corresponding adjustment to stock options held at December 31, 1996, and net of any dispositions). Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                                                        Amount and Nature of
                                                                        Beneficial Ownership
                                                                --------------------------------------
                                                                         (Number of Shares)

                                                                              Voting or
                                                                              Investment    Right to     Percent of
                                                                Direct(1)      Power(2)     Acquire(3)    Class(4)
                                                                ---------     ----------    ----------   ----------
DuPont Common Stock
 P. N. Barnevik............................................
 J. A. Blumberg............................................
 A. F. Brimmer.............................................
 L. C. Duemling............................................
 A. W. Dunham..............................................
 E. B. du Pont.............................................
 G. W. Edwards.............................................
 C. M. Harper..............................................
 C. O. Holliday, Jr........................................
 L. D. Juliber.............................................
 J. A. Krol................................................
 W. K. Reilly..............................................
 H. R. Sharp, III..........................................
 C. M. Vest................................................
 G. Watanabe...............................................
 E. S. Woolard, Jr.........................................
 Directors and Executive Officers as a Group...............

(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are stock units credited under the Variable Compensation Plan, the Salary Deferral and Savings Restoration Plan and the DuPont Stock Accumulation and Deferred Compensation Plan for Directors.

(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under the DuPont Stock Performance Plan.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

 * Because they may be deemed to share, directly or indirectly, voting and/or investment power, E. B. du Pont and H. R. Sharp, III are each listed as beneficial owners of the same x,xxx,xxx shares; and E. B. du Pont and J. A. Krol are each listed as beneficial owners of the same xx,xxx shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. One report timely filed by G. W. Edwards, an executive officer, was amended to include an additional transaction.

            Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs which govern compensation for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee makes specific individual recommendations to the Board of Directors for employee directors.

     The Company's executive compensation policy is to provide appropriate total annual compensation when compared with positions of equivalent responsibility within a self-constructed group of peer companies. Total annual compensation consists of salary and variable compensation. When determining variable compensation, the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page xx. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

     Compensation for executive officers consists of three components: salary, variable compensation and stock options.


Salary

     Consistent with the Company's policy, salaries are about the average of the peer group. Salary increases for executive officers are based on individual contribution and position versus the average of the peer group. This is the same approach as used for other salaried employees.


Variable Compensation

     The Variable Compensation Plan (VCP) provides approximately 10,000 employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their own contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock.

     As approved by stockholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all nonrecurring items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

     To determine the amounts of payments to VCP participants for 1996, the Committee used a formula which consists of equally weighted components of earnings per share (EPS) versus the prior year and return on investors' capital
(ROIC) versus the average of the peer group. The formula may be adjusted based on a subjective assessment of cash flow management for the year and corporate financial performance compared with the peer group. For 1996 the Committee reviewed the Company's performance relative to the peer group's EPS, ROIC and total shareholder return.

     Since 1993, the Company has had a program to differentiate variable compensation by business unit. Business differentiation is based on underlying after-tax operating income and cash flow from operations versus each business unit's financial commitment for the year. In addition, payments may be differentiated by business unit based on a subjective assessment of performance in such areas as valuing and developing people, safety, the environment, and continuous improvement. The assessment of performance in these areas may also be used to adjust the formula for overall corporate performance.

     In arriving at the level of payments for 1996, the Committee considered that 1996 EPS (excluding all nonrecurring items) was at an all-time high and 14% higher than 1995 and ROIC was above the peer group, but business unit performance opposite objectives was not as good as achieved in 1995. After further adjusting EPS and ROIC for certain items not representative of operating results (e.g., Seagram share redemption), the Committee approved average payments that were 101% of 1995 levels. Payments among businesses ranged from 64% to 160% of the average.

     Variable compensation payments for 1996 were 34% of the maximum amount available under the overall VCP limit. Over the past ten years, the Committee has approved payments on average of 57% of the maximum available.

Stock Options

     Stock options are designed to provide an incentive for employees primarily responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's stockholders. About 1,100 employees, including executive officers and key leaders in all global regions and middle management, received grants in 1996.

     The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of 40 large industrial companies. The consulting firm's survey included nine of the peer group companies used for the total annual compensation and stock performance graph comparisons referenced above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance may be considered by the Committee in determining the number of stock options granted. Targets for DuPont are set to be near the median long-term incentive opportunity granted by the survey group.

     Stock options are typically granted annually. Individual grants may range from 50% to 150% of the target for each level of responsibility to reflect individual performance and potential. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. All grants are at market price on the date of grant and, after they become exercisable, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date. As further incentive for stock performance, for options granted from 1994 through 1996 to be exercisable during all but the last six months of the 10-year option term, the price of DuPont Common Stock must be at least 120% of the price on the date of grant. This insures that a significant gain for stockholders is achieved before any compensation is realized.


Equity Compensation Program

     A unique Equity Compensation Program was implemented for 1997 with the goal of continuing to drive performance to achieve on average at least 15% total shareholder return per year. The program's key feature is the

1997 stock option grant for senior management which has stock price hurdles which must be met by 2002, the Company's bicentennial. For the full option grant to become exercisable, the price of DuPont stock must be about 170% of grant price, resulting in about a $42 billion increase in value for stockholders. The Equity Compensation Program has three major components: ownership, the higher-leveraged stock options, and a stock option grant for all employees.

     The Board of Directors believes that executives should have a significant stock ownership position in the Company. Ownership provides alignment with the interests of stockholders by having personal assets at risk, and it encourages a long-term focus in managing the Company. The Board has approved guidelines specifying a level of stock ownership that each executive is expected to achieve and maintain. Under these guidelines, senior management are expected to own stock valued at five times annual base salary for the Chief Executive Officer
(CEO), four times for Executive Vice Presidents, three times for Senior Vice Presidents and one and one-half times for Vice Presidents. Incumbents would have three years in which to meet these guidelines. While specific amounts apply to positions of Vice President and higher, all management is encouraged to maintain a significant ownership position in DuPont stock.

     In January 1997, a reload feature was added to the stock option program to accelerate stock ownership by more effectively using previously granted stock options. For a one-year period, employee participants are eligible for reload options upon the exercise of previously granted stock options with the condition that shares received from that exercise are held for at least five years. Reloads are granted as nonqualified stock options at fair market value with a grant value equal to the original option and a term equal to the remaining term of the original option.

     In support of management's stated objective of achieving on average at least 15% per year total shareholder return, a unique Bicentennial Stock Option Grant was made in January 1997 in lieu of a normal stock option grant described above. This grant was designed to encourage greater management innovation and creativity to achieve this growth challenge. For approximately 75 executives, half of the options are exercisable at $150 per share and half at $180 per share. In addition, these options will be forfeited if the exercise price is not achieved within five years of the date of grant. Other participants received fixed options that are exercisable at $150 per share, without a forfeiture provision.

     This program puts DuPont executives at a significantly higher risk than their peers at other companies. Because of this higher risk, larger grants were made. The number of options granted to the CEO and four other highest paid executive officers are as follows:

                    J. A. Krol             291,500
                    A. W. Dunham           143,500
                    J. A. Blumberg          91,600
                    C. O. Holliday, Jr.     91,600
                    G. W. Edwards           66,600

     In conjunction with the senior management program, the Board of Directors approved the 1997 Corporate Sharing Program which granted 100 nonqualified stock options to substantially all employees globally to engage everyone in achieving profitable growth targets and to participate in the Company's success. These fixed options have the same stock price hurdle price of $150 per share. A total of 9.5 million shares were authorized for this program.


Compensation for the Chief Executive Officer

     Since 1990, the Committee has used the position of Senior Vice President as the benchmark tie to the peer group rather than that of CEO for determining the CEO's total annual compensation. This practice has been used to address concerns over the upward spiral of CEO pay and the widening divergence in CEO compensation compared to the average employee. Total annual compensation for the CEO is about twice that of the Executive Vice Presidents responsible for Chemicals and Specialties businesses.

     John A. Krol became President and CEO on December 1, 1995. For 1996,
Mr. Krol's salary was 28% higher than 1995 reflecting the first full year of his substantially increased responsibilities. For 1996, his variable compensation was 110% of target for his position. In determining his variable compensation, the Committee applied the same formula on a basis consistent with the determination of variable compensation granted to other employees for 1996. In evaluating Mr. Krol's performance, the Committee noted the Company's record earnings, the 38% total shareholder return for 1996, and his leadership in continuing to position the Company for long-range profitable growth. Mr. Krol also received a stock option grant in 1996 that was 100% of target for his position.

                               *   *   *   *   *

     The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction, including the proposed amendments to the VCP described on page xx.

     The Compensation Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if stockholder value is increased.






                                                   COMPENSATION COMMITTEE


                                                     Charles M. Harper, Chairman
                                                     Lois D. Juliber
                                                     H. Rodney Sharp, III
                                                     Charles M. Vest

                   Compensation and Stock Option Information

     The following table shows information about the compensation of the Company's chief executive officer and four other highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.



                          SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                Annual Compensation                  Compensation
                                                -------------------                  ------------
         Name and                                    Variable           Other           Shares        All Other
         Principal                                 Compensation        Annual         Underlying      Compensa-
         Position             Year      Salary      (Bonus)(1)     Compensation(2)  Options Granted    tion(3)
         --------             ----     --------    ----------      ---------------  ---------------   ---------
J. A. Krol                    1996     $900,000    $1,500,000                --             103,000    $27,000
 President and CEO            1995      702,000     1,040,000                --             213,500     21,060
                              1994      567,000       830,000                --              43,200     17,010

A. W. Dunham                  1996      600,000     1,020,000                --             105,000     36,000
 Executive Vice President     1995      454,400       470,000                --              35,000     27,254
                              1994      434,800       470,000                --              28,000     26,058

J. A. Blumberg                1996      485,600       710,000                                34,000     14,568
 Executive Vice President     1995      396,600       510,000                --              63,000     11,898
                              1994      349,500       440,000                --              25,000      9,648

C. O. Holliday, Jr.           1996      472,000       710,000                                34,000     14,160
 Executive Vice President     1995      361,000       530,000                                63,000     10,830
                              1994      308,000       410,000                                25,000      8,611

G. W. Edwards                 1996      416,040       540,000                --              24,800     24,962
 Senior Vice President        1995      395,200       345,000                --              30,000     23,702
                              1994      378,400       370,000                --              24,000     22,674

__________
(1) On average, about 25% of variable compensation is paid in DuPont Common
    Stock.

(2) For 1996, 1995 and 1994, respectively, includes $xxx,xxx, $xxx,xxx and $xxx,xxx for C. O. Holliday, Jr., and $xxx,xxx for 1996 for J. A. Blumberg, for reimbursement of taxes in excess of those that would have been incurred in the foreign service employee's base country; and $xxx,xxx, $xxx,xxx and $xxx,xxx for C. O. Holliday, Jr., and $xxx,xxx in 1996 for J. A. Blumberg, in foreign housing allowances and other customary payments for expenses related to overseas assignments.

(3) The Company's matching contributions made pursuant to the Company's savings and thrift plans, including the following amounts credited under the related savings restoration plan in 1996: $22,500 for J. A. Krol; $27,000 for A. W. Dunham; $10,068 for J. A. Blumberg; $9,660 for C. O. Holliday, Jr.; and $15,962 for G. W. Edwards.

                              OPTION GRANTS TABLE


                                                                                              Potential Realizable Value at
                                                                                                 Assumed Annual Rates of
                                                                                                Stock Price Appreciation
                                    Individual Option Grants in 1996                               for Option Term(3)
                               --------------------------------------------------------------------------------------------------
                                Number of       Percent
                                 Shares        of Total
                               Underlying       Options                    Expira-
                                Options         Granted      Exercise       tion          0%            5%               10%
Name                           Granted(1)       in 1996      Price(2)       Date        $79.25        $129.00          $205.50
----                           ----------       -------      --------     ---------     ------       ---------       ------------
J. A. Krol ..................   103,000          3.62%        $79.25       2/6/2006        0       $ 5,124,250        $13,003,750
A. W. Dunham ................    53,000          1.86%         79.25       2/6/2006        0         2,636,750          6,691,250
                                 52,000          1.83%         70.00     12/31/2005        0(4)      3,068,000(4)       7,046,000(4)

J. A. Blumberg ..............    34,000          1.19%         79.25       2/6/2006        0         1,691,500          4,292,500
C. O. Holliday, Jr. .........    34,000          1.19%         79.25       2/6/2006        0         1,691,500          4,292,500
G. W. Edwards ...............    24,800          0.87%         79.25       2/6/2006        0         1,233,800          3,131,000

All Stockholders'
  Gains .....................    increase in market value of DuPont
                                   Common Stock at assumed rates of
                                   stock price appreciation(5).                                $28,807,375,519    $73,104,143,905

All Optionees'
  Gains......................    as a percent of all stockholders'
                                   gains(6).                                                              0.49%              0.49%

_________
(1) Stock options reported here are exercisable twelve months from the date of grant and have a term of ten years. The price of DuPont Common Stock must be at least 120% of the price on the date of grant for the options to be exercisable. All of these options were granted on February 7, 1996, except for the 52,000 options granted to A. W. Dunham on January 1, 1996.

(2) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(3) Represents total potential appreciation of about 0%, 63% and 159% for assumed annual rates of appreciation of 0%, 5% and 10%, respectively, compounded annually for the ten-year option term.

(4) Potential realizable value based on assumed DuPont Common Stock prices of $79.25, $129.00 and $205.50 determined as described in Note 3 above. For options granted on January 1, 1996 the representative equivalent DuPont Common Stock prices applying the total potential appreciation of about 0%, 63% and 159% to the exercise price of $70.00 would be $70.00, $114.00 and $181.50 which results in potential realizable values of $0, $2,288,000 and $5,798,000 for A. W. Dunham.

(5) Calculated from the $79.25 exercise price applicable to most options granted in 1996 based on the 579,042,724 shares outstanding on the February 7, 1996 grant date.

(6) Represents potential realizable value for all options granted in 1996 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all options granted in 1996 is calculated from the $79.25 exercise price applicable to most options granted in 1996.

      AGGREGATED 1996 OPTION EXERCISES/YEAR-END 1996 OPTION VALUES TABLE

                                                                Shares Underlying           Value of Unexercised
                                          Option               Unexercised Options          In-the-Money Options
                                   Exercises in 1996(1)       Held at Dec. 31, 1996       Held at Dec. 31, 1996(3)
                               --------------------------   --------------------------   --------------------------
                                 Shares
                               Underlying        Value
Name                            Options       Realized(2)   Exercisable  Unexercisable   Exercisable  Unexercisable
----                           ----------     -----------   -----------  -------------   -----------  -------------
J. A. Krol.................       6,000       $  388,710      426,300       103,000      $17,720,815   $1,532,125
A. W. Dunham...............      68,400        4,128,167      179,100       105,000        8,417,564    2,042,875
J. A. Blumberg.............       6,200          256,525      164,100        34,000        7,204,414      505,750
C. O. Holliday, Jr.........       8,170          247,653      108,730        34,000        4,203,784      505,750
G. W. Edwards..............      24,524        1,197,957      138,876        24,800        6,471,346      368,900
----------

(1) Excludes any option exercises in 1997 which resulted in changes in the Beneficial Ownership Table on page x.
(2) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price.
(3) Represents the closing price for DuPont Common Stock on December 31, 1996 of $94.125 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant. Unexercisable options have been held for less than one year.

                         Stock Performance Information

    The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and eight of the twelve companies are direct competitors. The peer group companies are: AlliedSignal, Amoco, Dow Chemical, Eastman Kodak, Exxon, Ford Motor, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.

     The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1991 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                           [BAR GRAPH APPEARS HERE]

                1991      1992       1993       1994       1995       1996

DuPont     ==== $100     $104.7     $111.1     $133.4     $171.5     $237.3
S&P 500    ----  100      107.6      118.4      120.0      165.0      202.7
Peer Group ____  100      102.9      123.7      130.5      175.0      234.6

                              Retirement Benefits

     Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under a separate, nonfunded Pension Restoration Plan.


                                                      Estimated Annual Retirement
          Salary and                                 Benefits Based on Service of:
           Variable                        -------------------------------------------------
         Compensation                       30 Years     35 Years     40 Years     45 Years
         -------------                     ----------   ----------   ----------   ----------
         $  xxx,xxx...............         $  xxx,xxx   $  xxx,xxx   $  xxx,xxx    $xxx,xxx
          x,xxx,xxx...............            xxx,xxx      xxx,xxx      xxx,xxx     xxx,xxx
          x,xxx,xxx...............            xxx,xxx      xxx,xxx      xxx,xxx     xxx,xxx
          x,xxx,xxx...............            xxx,xxx    x,xxx,xxx    x,xxx,xxx     xxx,xxx
          x,xxx,xxx...............          x,xxx,xxx    x,xxx,xxx    x,xxx,xxx     xxx,xxx
          x,xxx,xxx...............          x,xxx,xxx    x,xxx,xxx    x,xxx,xxx     xxx,xxx

     The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and Pension Restoration Plan to DuPont employees retiring at age 65 in 1997. As of normal retirement age (65), the years of service credited for retirement benefits for DuPont employees named in the Summary Compensation Table on page xx would be as follows: 38 years for
J. A. Krol, 45 years for J. A. Blumberg, and 43 years for C. O. Holliday, Jr.

     The DuPont Pension and Retirement Plan as it applies to Conoco employees and the Retirement Restoration Benefit Plan of Conoco are similar to the DuPont Pension and Retirement Plan and the Pension Restoration Plan described above for DuPont employees.


                                                      Estimated Annual Retirement
          Salary and                                 Benefits Based on Service of:
           Variable                        -------------------------------------------------
         Compensation                       30 Years     35 Years     40 Years     45 Years
         ------------                      ----------   ----------   ----------   ----------
         $  xxx,xxx..............           $  xx,xxx   $  xxx,xxx   $  xxx,xxx    $xxx,xxx
          x,xxx,xxx..............             xxx,xxx      xxx,xxx      xxx,xxx     xxx,xxx
          x,xxx,xxx..............             xxx,xxx      xxx,xxx    x,xxx,xxx     xxx,xxx
          x,xxx,xxx..............             xxx,xxx    x,xxx,xxx    x,xxx,xxx     xxx,xxx

     The above table illustrates the straight life annuity amounts payable to employees of Conoco retiring at age 65 in 1997, including payments under the Retirement Restoration Benefit Plan. As of normal retirement age (65), A. W. Dunham would have 37 years of credited service and G. W. Edwards would have 43 years.

                   2--RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 24, 1996, the stockholders ratified the appointment by the Audit Committee of Price Waterhouse LLP to perform the functions assigned to it in accordance with the Bylaws.

     Price Waterhouse LLP has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

     During 1996, Price Waterhouse LLP audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by Price Waterhouse LLP totaled $18.5 million for the year, of which $6.4 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

     Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed Price Waterhouse LLP as independent accountants to perform an examination of the Company's consolidated financial statements for the year 1997 and to render other services as required of them.

     Representatives of Price Waterhouse LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

     The Board of Directors recommends that you vote "FOR" the following resolution:

     RESOLVED, That the action of the Audit Committee in employing Price Waterhouse LLP as independent accountants for the year 1997 to perform the functions assigned to them in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

               3--MANAGEMENT PROPOSAL ON AMENDMENT OF CHARTER TO
                     EFFECT TWO-FOR-ONE COMMON STOCK SPLIT

     The Board of Directors believes that splitting the Company's common stock would result in a market price that should be more attractive to a broader spectrum of investors and be in the best interests of the Company and its stockholders. Therefore, the Board has authorized a two-for-one common stock split and recommends that stockholders approve amendment of the Company's Charter to increase the number of authorized shares of DuPont Common Stock in order to effect the stock split.

     When the Charter amendment becomes effective: (i) each issued share of common stock of the par value of $0.60 per share will be changed into two shares of common stock of the par value of $0.30 per share, (ii) each certificate representing shares of common stock of the par value of $0.60 per share will continue, without any necessity of presenting the same for exchange, to represent thereafter the same number of shares of common stock of the par value of $0.30 per share, and (iii) each holder of shares of common stock of the par value of $0.60 per share of record at the time such amendment becomes effective will be entitled, without surrendering the certificate or certificates representing such shares, to receive a certificate or certificates representing one additional share of common stock of the par value of $0.30 per share with respect to each share so held of record.

     If the proposed Charter amendment is approved by the stockholders the Company expects to make the recommended amendment and proposed stock split effective on May 15, 1997, by filing in the Office of the Secretary of State of the State of Delaware a Certificate of Amendment of the Company's Restated Certificate of Incorporation. Each stockholder of record at the close of business on the effective date will be entitled to receive certificates representing one additional share for each share held. The Company expects to mail certificates for the additional shares on June 12, 1997. Certificates representing the shares issued prior to the date the amendment becomes effective will continue to represent the same number of shares of the Company's common stock as they did prior to that date. PLEASE DO NOT DESTROY YOUR EXISTING CERTIFICATES OR RETURN THEM TO THE COMPANY.

     As of the effective date of the proposed stock split and pursuant to the Company's compensation and benefit plans and programs, appropriate adjustments will be made in the number of shares allocated or issuable, exercise prices, stock price hurdles, and the number of stock appreciation rights, unit options, dividend units and shares granted but not delivered under all such plans and programs.

     The increase in the authorized shares of common stock will not affect the present ratio of authorized but unissued stock to issued stock, thus maintaining the same relative degree of flexibility for the Company in meeting future business needs. The Board of Directors has authority to cause authorized but unissued shares of common stock to be issued for any proper corporate purpose as the Board deems advisable without further action by the Company's stockholders.

     Counsel advises that under existing United States federal income tax laws, the proposed stock split would not result in any taxable income or in any gain or loss to stockholders. Immediately after the stock split, the tax basis of each share of Company stock will be one-half of the tax basis before the stock split. For tax purposes, each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued. The laws of jurisdictions other than the United States may impose income taxes on the receipt of the additional shares and stockholders may wish to consult their tax advisors.

     If stockholders dispose of their shares subsequent to the stock split, they may pay higher stock transfer taxes and brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Stockholders may wish to consult their brokers regarding the transfer taxes and commissions applicable to the additional number of shares. The Company will apply to list the additional shares issued pursuant to the proposed amendment with the New York Stock Exchange and will take appropriate action with respect to various other exchanges.

     As of March 7, 1997, there were xxx,xxx,xxx shares of issued and outstanding common stock, including xx,xxx,xxx shares held in the DuPont Flexitrust created by the Company to satisfy obligations under various compensation and benefit plans. The proposed stock split will not result in a change in the stated capital or surplus accounts of the Company. The additional shares will have the same rights and privileges as shares of DuPont Common Stock currently issued and outstanding. The closing price of a share of the Company's common stock on the New York Stock Exchange Composite Transactions Tape on March 7, 1997, was $xxx.xx.

     The Board of Directors recommends that you vote "FOR" the following resolution:

     RESOLVED, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of E. I. du Pont de Nemours and Company be deleted and the following substituted therefor:

     "Fourth: - The total authorized stock of the corporation is as follows:

         The total number of shares of all classes of stock which the corporation shall have authority to issue shall be One Billion Eight Hundred Twenty-Three Million (1,823,000,000), of which Twenty-Three Million (23,000,000) shares shall be Preferred Stock without par value and One Billion Eight Hundred Million (1,800,000,000) shares shall be Common Stock having a par value of Thirty Cents ($0.30) each. Each share of Common Stock of the par value of Sixty Cents ($0.60) of the corporation issued as of the effective date of this Certificate of Amendment is hereby reclassified, changed and converted into two fully-paid and nonassessable shares of Common Stock of the par value of Thirty Cents ($0.30) each of the corporation."

                     4--MANAGEMENT PROPOSAL ON AMENDMENT OF
                           VARIABLE COMPENSATION PLAN

     The DuPont Variable Compensation Plan (formerly the Incentive Compensation
Plan) was last approved by the stockholders at the 1989 Annual Meeting. The Board of Directors has adopted amendments to the Plan, subject to stockholder approval, to limit the overall amount available for grants under the Plan and limit individual grants to certain executive officers. Approval of this proposal will constitute approval of these amendments which are described below and incorporated in Article III of the Variable Compensation Plan set forth at Exhibit A.

The Plan

     Under the DuPont Variable Compensation Plan (VCP) nonforfeitable grants may be made to employees of DuPont and entities in which DuPont has at least a 50% ownership interest who have contributed most in a general way to the Company's success by their ability, efficiency and loyalty. Through grants under the VCP, the total annual compensation of approximately 10,000 employees, including executive officers, varies up or down year to year based on the Company's performance and that of the employees' respective business units, as well as their personal level of contributions. Grants may be in the form of shares of DuPont Common Stock or in cash, or in a combination of cash and stock. Typically, 25% of variable compensation is paid in DuPont Common Stock. Delivery of grants is generally made promptly except where eligible employees defer delivery to a future date. Interest and dividend equivalents will be paid on deferred cash and stock units.

     The VCP is administered by the Compensation Committee of the Board of Directors, whose members are ineligible for grants while serving on the Committee. The Compensation Committee, or the Board of Directors if the grant is made to an employee director, determines the amount of the grant. No grant may be made to a director except for services performed as an employee of the Company. The Board of Directors reserves the right to modify the VCP from time to time, provided that no modification shall operate to annul, without the grantee's consent, a grant already made. Furthermore, no modification shall increase the maximum amount which may be credited to the Variable Compensation Fund (the Fund) without approval of stockholders. All expenses and costs of the VCP are borne by the Company.

     The maximum amount which may be made available for all grants under the VCP is tied to the Company's earnings performance and operating results. The stockholder-approved formula under which the overall amount available for grants is determined requires that the portion of earnings equivalent to 6% of the net capital employed and at least 80% of the remaining earnings, if any, be reserved for the stockholders. Thus, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. The Compensation Committee may determine to credit the Fund for less than the full amount creditable under the VCP formula described above. For example, over the past 10 years, the Committee approved payments on average of 57% of the maximum available.

Amendments - Limitations on Grants

     The federal income tax laws generally limit the deductibility of compensation over $1 million payable to the Chief Executive Officer (CEO) and the four other highest compensated executive officers named in the Company's Proxy Statement unless compensation is provided under performance-based plans. To preserve deduction for amounts over $1 million, compensation paid under plans such as the VCP must be performance based with limits on individual grants. The VCP amendment would eliminate the Compensation Committee's flexibility to exercise discretion in determining whether to take into account certain significant items of income or loss in calculating the maximum amount which may be credited to the Fund. Specifically, in computing net income or loss, the Committee would be required to disregard the earnings effect of all extraordinary transactions, accounting changes and similarly disclosed charges or credits. This ensures that the maximum amount available for variable compensation fluctuates in relation to the Company's operating results. Additionally, the amendment would impose a limit on the maximum amount which may be granted to the CEO and the four other most highly compensated executive officers at year end. These are typically the individuals shown in the Summary Compensation Table of the Company's Annual Meeting Proxy Statement. The maximum limit per specified individual is two percent (2%) of the maximum amount which may be credited to the Fund for the year.

     Nothing would preclude the Compensation Committee from actually crediting the Fund with an amount less than the maximum (as has been done in recent years, as described above) nor in making grants to the specified individuals which are less than the individual limit. The Compensation Committee would be able to exercise discretion within the maximums in determining individual grants. It is expected that generally the Committee would make individual grants that are substantially lower than the individual limit.

     As described above in the Compensation Committee Report on Executive Compensation, there is a three-step process performed by the Committee in determining variable compensation: determine the maximum amount creditable to the Fund based on the Company's operating results (from which discretion would be removed by the amendment); determine the actual credit to the Fund, which may be less than the maximum; and determine the grants for individuals (which may be less than the individual grant maximum). In determining the actual overall Fund credit and the individual grants, it is expected that the Committee will continue its current practice of using financial performance criteria (in absolute terms or as compared to other companies) such as change in earnings per share (as reported or excluding nonrecurring items) (EPS), total shareholder return, return on equity (ROE), return on net assets (RONA), return on investors' capital (ROIC), cash flow management and other criteria, standards, goals and measures as it may determine are appropriate such as the performance of specific business units and the individual's overall level of responsibility and contribution to the Company's success, along with assessments of performance in areas such as valuing people, safety, the environment and continuous improvement. The specific application of this process and the formula used for 1996 variable compensation are described in detail in the Compensation Committee Report under "Variable Compensation" at page xx.

     These amendments would not affect the number of employees who may receive grants under the VCP in the future. No determination can be made as to the type or size of future grants for specific employees since actual amounts will depend on actual performance. The Summary Compensation Table on page xx provides information relating to prior grants to the CEO and four other most highly compensated executive officers.

     Based on the Company's interpretation of existing federal tax law, including the regulations under Section 162(m) of the Internal Revenue Code, all grants made under the VCP will continue to be deductible by the Company. Each grant will be taxable to the employee in the year received.

     The Board of Directors recommends that you vote "FOR" the following resolution:

     RESOLVED, That the amendments to the Variable Compensation Plan as described in the Proxy Statement of the Company for the Annual Meeting of Stockholders on April 30, 1997, hereby are approved.

               5--STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 150 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

     Resolved: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Wilmington, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

                            Stockholder's Statement

     REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

     If you AGREE, please mark your proxy FOR this resolution.

                       Position of the Board of Directors
     The Board of Directors recommends that you vote "AGAINST" this proposal.

     Legally permitted contributions are made from time to time in support of, or in opposition to, specific ballot issues, where a substantial company interest is present. In the recent past, the Company has, where lawful, also made modest contributions to individual candidates in state elections and may do so again in the future.

     In addition, the Company has established political action committees (PACs) through which individuals may, on an entirely voluntary basis, contribute personal funds to candidates. The Company assumes the small administrative cost associated with these PACs.

      DuPont and the PACs comply with all federal and state reporting requirements, which have been established to ensure public disclosure of political contributions. Therefore, the Board believes that no useful purpose would be served by taking the further actions envisioned by this Proposal.

                  6--STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

     John J. and Margaret R. Gilbert, 29 E. 64th Street, New York, New York, owners of 612 and 60 shares respectively, of DuPont Common Stock, and trustees under wills for an additional 1,036 shares; have given notice that one or both of them will introduce the following resolution and statement in support thereof:

     Resolved, That the stockholders of E. I. du Pont de Nemours and Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                            Stockholders' Statement

     Continued strong support along the lines we suggest were shown at the last annual meeting when over 17%, 6,118 owners of 75,995,774 shares, were cast in favor of this proposal. The vote against included approximately 8,500 unmarked proxies.

     A California law provides that all state pension holdings and state college funds invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

     We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards.

     When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

     Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

     Lockheed Martin, as well as VWR Corporation, now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.

     In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

                         Position of Board of Directors

     The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Company's stockholders have had the opportunity to consider and vote on this issue on numerous occasions beginning in 1955. Each time, the stockholders have rejected the proposal, most recently in 1996 when the same resolution was rejected by more than 82% of the votes cast.

     The Board continues to believe that cumulative voting is not in the best interest of the Company or its stockholders. In the opinion of the Board, cumulative voting would permit a small minority of shares to elect a director for the sole purpose of supporting a particular point of view, without regard to the interests of other parties. A director elected in this manner could not be expected to exercise free judgment and would not represent the stockholders as a whole.

7--STOCKHOLDER PROPOSAL ON CONSIDERING POTENTIAL NOMINEES

     The International Brotherhood of DuPont Workers, P.O. Box 16333, Louisville, Kentucky, owner of 30 shares of DuPont Common Stock, and Ed Escue, 4253 Samoa Drive, Hermitage, Tennessee, owner of 524 shares of DuPont Common Stock, have given notice that they will introduce the following resolution and statement in support thereof:

     Resolved: That the stockholders of E.I. du Pont de Nemours and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors give consideration to having a DuPont wage roll employee who is currently serving as a representative of the employees at his or her plant site to be nominated for election to the Board of Directors.

                            Stockholders' Statement
     Right now the Board is composed of thirteen individuals who have the following qualifications and experience:
    -executives and retired executives of DuPont;
    -executives and retired executives of other major corporations;
    -a financial consultant;
    -a trustee of an environmental organization;
    -the former head of the Environmental Protection Agency;
    -the president of the Massachusetts Institute of Technology.

     With the sale of stock by Seagram back to DuPont, four Seagram directors resigned from the DuPont Board of Directors. Since that time, two people have been nominated to the Board, each of whom serves as an executive with another major corporation.

     I believe it would be of great benefit to DuPont for a wage roll DuPont employee who is currently serving as a representative of the workers at his or her site to serve on the Board of Directors.

     A wage roll employee who has spent years working in a factory, who as an employee representative has listened first hand to employees, learning what motivates them positively and negatively, would provide the Board with knowledge and insight that is not now present on the Board.

     Moreover, such an addition to the Board would be viewed by the wage roll employees, who comprise the vast majority of the DuPont workforce and the largest single "block" of DuPont stockholders, as a sincere effort by DuPont to recognize and understand their concerns. This is particularly important at a time when there have been so many reductions in the number of employees and a resulting increase in each employee's work load and responsibility.

     Chairman Woolard has credited the employees as being the key factor in the outstanding financial performance of DuPont. He has stated that, in order for the Company to move to the next level, the Company must enable employees to become energized about the role they see for themselves.

     For the employees to become so energized, for the Company to reach the next level of performance, it is necessary that the wage roll employees' voice be present at the highest decision making level of the Company, on the Board of Directors.

                      Position of the Board of Directors
       The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Board of Directors believes that each director should represent all stockholders and has long been opposed to electing a director to represent a particular point of view or particular constituency other than stockholders as a whole.

     It is important to the Board that its members possess a breadth of experience, insight and knowledge to exercise independent judgment in carrying out its responsibilities for broad corporate policy and the overall performance of the Company. When it reviews potential nominees to recommend to the Board, the nominating committee considers a wide range of criteria, which will vary over time depending on the needs of the Board. For example, in recent years, the Board's composition has broadened to include members with global business perspectives and strong marketing experience.

     In the Board's view, the interests of stockholders as a whole are best served when the nominating committee and the Board are able to exercise discretion to consider potential qualified nominees who will bring broad experience, skills and perspectives to bear on the Company's efforts to achieve continued business success and increase stockholder value.

                                 OTHER MATTERS
     The Board of Directors knows of no other proposals to be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                                   EXHIBIT A

                          VARIABLE COMPENSATION PLAN

I.   Purposes

     The purposes of this Variable Compensation Plan (the "Plan") are: (a) to provide greater incentive for employees continually to exert their best efforts on behalf of E. I. du Pont de Nemours and Company (the "Company") by granting them compensation that, combined with their regular salaries, results in total compensation that is competitive based on performance; and (b) to further the identity of interests of such employees with those of the Company's stockholders generally.

II.  Form of Grants

     1. Variable compensation under this Plan may be granted in acquired common stock of this Company, or in new common stock to be issued directly to the beneficiaries, or in cash, or in two or more of said forms.

     2. The Compensation Committee shall determine the portion of each award under this Plan to be paid in cash and the portion to be delivered to the beneficiary in the form of common stock.

III. Limitations On Grants

     1. Grants under this Plan shall be made from the Variable Compensation Fund which the Company shall establish and to which shall be credited annually an amount to be determined by the Compensation Committee. This amount shall not exceed 20% of the "variable net income." For any year, the maximum amount of the individual grant under this Plan to the Chief Executive Officer or any of the four other highest compensated executive officers of the Company at year-end shown in the Company's Proxy Statement, or such other individuals as may be prescribed in rules under Section 162(m) of the Internal Revenue Code, shall not exceed 2% of the maximum amount which may be credited to the Fund for such year; however, the Compensation Committee, or the Board of Directors if the grant is made to an employee director, may in its discretion make individual grants which are less than such individual maximum amount. This Plan shall be interpreted consistent with the requirements of performance-based compensation plans under
Section 162(m) of the Internal Revenue Code.

     2. The term "variable net income" for any year, as used in this Plan, shall mean the amount of net income or loss as shown in the Consolidated Income Statement of this Company and its consolidated subsidiaries set forth in the Annual Report to the Stockholders for such year; provided, however, that such net income or loss shall be adjusted to omit the effects of
         (i) charges and/or credits resulting from extraordinary items, accounting changes (including charges and/or credits to current year operations therefrom), and similarly disclosed amounts in the Company's Consolidated Income Statement, and
         (ii) any charges/credits disclosed in the footnotes to Industry Segment Information for such year;

and shall be further adjusted by

         (a) adding any amount which has been deducted in computing said net income with respect to any provision for the Variable Compensation Fund, and
         (b) deducting an amount equal to 6% of the "variable net capital employed," as defined in paragraph 3 of this Article.

     3. The term "variable net capital employed" for any year, as used in this Plan, shall mean the average of the amounts of Stockholders' Equity as of December 31st of such year and December 31st of the preceding year, as shown in the Consolidated Balance Sheets of this Company and its subsidiaries set forth in the Annual Reports to the Stockholders, after adjusting said amounts, however, by adding to Stockholders' Equity as stated in the later of such Balance Sheets any amount which has been deducted in computing net income with respect to any provision for the Variable Compensation Fund, as described in paragraph 2(a) of this Article.

     4. Grants for each year need not have an aggregate value equal to the entire amount available in the Variable Compensation Fund. Any ungranted portion of the Fund shall be carried forward and be available for grants in a succeeding year or years, and while grants in the aggregate for any year may exceed the amount credited for that year to the Variable Compensation Fund, they shall not exceed the total amount in the Fund.

IV.  Administration

     1. Except as otherwise specifically provided, the Plan shall be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee shall be elected pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for grants for services performed while serving on said Committee.

     2. The decision of the Compensation Committee with respect to any questions arising as to interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding.

V.   Eligibility for Grants

     1. Grants under the Plan may be made to those employees who have contributed the most in a general way to the Company's success by their ability, efficiency, and loyalty, consideration being given to ability to succeed in more important managerial responsibility in the Company. Grants may also be made to:
     (a) a person performing services on a consultant basis,
     (b) an employee who retired or plans to retire pursuant to the provisions of the pension and retirement plan or policy of a plan company,
     (c)  a former employee, and
     (d) the surviving spouse or estate of a deceased employee.
No grant may be made to a director except for services performed as an employee of a plan company.

     2. Except as set forth in subparagraphs (a) to (d) of the preceding paragraph, to be eligible for a grant an employee shall be employed by a plan company as of the date final action is taken on a grant under this Plan and shall be expected to continue in the employ of such a company.

     3. For purposes of this Plan, the term "employee" shall include an employee of a corporation or other business entity in which the Company shall directly or indirectly own fifty percent or more of the outstanding voting stock or other ownership interest. The term "plan company" as used in this Plan shall mean a business entity whose employees are eligible for grants under this Plan.

VI.  Grants

     1. The Compensation Committee shall determine each year the total amount of the Variable Compensation Fund to be distributed. Grants for any calendar year shall be made as soon as practicable after the close of such calendar year.

     2. Employees in countries other than the United States may be granted variable compensation through plans or programs other than this Plan.

VII. Stock for Grants

     1. With respect to the portion of grants under this Plan to be delivered in common stock, the Compensation Committee of the Company's Board of Directors shall determine whether, and to what extent, such portion of the grants shall be in new common stock to be issued directly to beneficiaries, or in common stock acquired by the Company.

     2. The value per share at which common stock is to be granted to beneficiaries under this Plan shall be fixed and determined by the Board of Directors. Common stock to be delivered in payment of grants under this Plan shall be issued or registered in the names of beneficiaries at the time of delivery provided under Article IX hereof.

VIII.Recommendations and Grants

     1. Recommendations for grants to members of the Board of Directors shall be made by the Compensation Committee. Recommendations for grants to employees who are not members of the Board of Directors shall be made to the Compensation Committee by the Office of the Chief Executive.

     2. Any grant to a director shall be made in the sole discretion of the Board of Directors, a majority of whose members taking final action on any such grant shall be ineligible for grants under Article V. Any grant to an employee who is not a member of the Board of Directors shall be made in the sole discretion of the Compensation Committee which shall take final action on any such grant. No person shall have a right to a grant under this Plan until final action has been taken to make such grant. At the discretion of the Compensation Committee, grants to employees of a plan company may be made subject to approval by the board of directors or other management group of such company.

     3. Action to establish a minimum liability for variable compensation grants under this Plan, if deemed appropriate, shall be taken by the Compensation Committee prior to year-end of the calendar year for which grants are to be made.

IX.  DELIVERY OF GRANTS

     When any stock or cash is granted under this Plan, certificates of stock, or cash, as the case may be, representing such grant, shall be delivered to the beneficiary promptly, or at such future times and under such terms and conditions as the Compensation Committee may determine. If it is determined that the grant be delivered promptly to the beneficiary, that beneficiary may be given the option to defer delivery of the grant to the extent provided in terms and conditions established by the Compensation Committee.

X.   AMENDMENTS

     While it is the present intention of the Company to make grants annually, the Board of Directors reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of making grants either temporarily or permanently; provided, however, that no modification of this Plan shall operate to annul, without the consent of the beneficiary, a grant already made hereunder; provided, also, that no modification without approval of the stockholders shall increase the maximum amount which may be credited to the Variable Compensation Fund as hereinabove provided.

XI.  MISCELLANEOUS

     All expenses and costs in connection with the operation of this Plan shall be borne by the Company and no part thereof shall be charged against the Variable Compensation Fund.

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

[LOGO OF DU PONT (R)
  APPEARS HERE]
                         PROXY/VOTING INSTRUCTION CARD
                      E.I. DU PONT DE NEMOURS AND COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints A.F. Brimmer, J.A. Krol and E.S. Woolard, Jr., or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 30, 1997, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.

  As described on page 1 the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in the employee savings stock ownership plans. A trustee for these plans will vote these shares as directed provided you sign and return a proxy by April 23, 1997. A trustee for the employee savings plans may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the Conoco Employee Stock Ownership Plan will be voted for you only if you sign and return a proxy. Other shares owned by you will be voted only if you sign and return a proxy, or attend the meeting and vote by ballot.

  On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

  1. Election of Directors (mark only one)

      [_] Vote FOR all nominees listed              [_] Vote WITHHELD from all
          below and recommended by the                  nominees
          Board of Directors (except as
          directed to the contrary below)

    P.N. Barnevik; A.F. Brimmer; L.C. Duemling; A.W. Dunham; E.B. du Pont;
 C.M. Harper; L.D. Juliber, J.A. Krol; W.K. Reilly; H.R. Sharp, III; C.M. Vest;
                        G. Watanabe; E.S. Woolard, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


--------------------------------------------------------------------------------
                                 (continued, and to be signed, on other side)







                          (continued from other side)
The Board of Directors recommends a vote "FOR" Board proposals         NO.
No. 2 through No. 4:
                                            For   Against   Abstain
2. On independent accountants               [_]     [_]       [_]
3. On Charter amendment to effect
    2-for-1 Common Stock split              [_]     [_]       [_]
4. On Variable Compensation Plan amendment  [_]     [_]       [_]

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals:
                                            For   Against   Abstain
5. On political contributions               [_]     [_]       [_]
6. On cumulative voting                     [_]     [_]       [_]
7. On considering potential nominees        [_]     [_]       [_]


PLEASE SIGN, DATE,     +++++
DETACH AND RETURN      +
THIS PROXY, USING THE  +
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